Exhibit 2.1

Execution Version

CONTRIBUTION, EXCHANGE AND PURCHASE AGREEMENT

by and between

DORCHESTER MINERALS, L.P.

and

DSD ROYALTY, LLC

June 28, 2017

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INDEX TO EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Properties
Exhibit B	Instruments of Conveyance
Exhibit C	Tax Basis Schedule
Exhibit D	Excluded Properties

Schedules

Partnership Schedules

Schedule 2.5	Noncontravention
Schedule 2.6	Governmental Approvals
Schedule 2.7	Financial Statements
Schedule 2.8	Absence of Undisclosed Liabilities
Schedule 2.9	Absence of Certain Changes
Schedule 2.10	Compliance With Laws

Contributor Schedules

Schedule 3.3	Noncontravention
Schedule 3.4	Governmental Approvals
Schedule 3.5	Absence of Undisclosed Liabilities
Schedule 3.6	Absence of Certain Changes
Schedule 3.9	Legal Proceedings
Schedule 3.11	Permits

Other Schedules

Schedule 7.4(g)	Final Allocation Statement
Schedule 9.2(b)(iii)	Partnership Indemnification Matters

CONTRIBUTION, EXCHANGE AND PURCHASE AGREEMENT

THIS CONTRIBUTION, EXCHANGE AND PURCHASE AGREEMENT (“Agreement”) is executed as of June 28, 2017 by and between Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), and DSD Royalty, LLC, a Texas limited liability company (the “Contributor”).

W I T N E S S E T H:

WHEREAS, the Contributor owns certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Properties”;

WHEREAS, the Contributor desires to contribute the Properties to the capital of the Company in exchange for Common Units and the Cash Purchase Price, as provided herein; and

WHEREAS, it is the desire of the parties hereto to set forth the specific terms and conditions of the foregoing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

CONTRIBUTION

Section 1.1 Contribution of the Properties. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, the Contributor shall assign, transfer, deliver and convey (collectively, “transfer”), or cause to be transferred, to the Partnership, and the Partnership shall purchase and acquire from the Contributor all of the following (but excluding the Excluded Properties) (collectively, the “Properties”):

(a) all of the Contributor’s undivided interests in and to the Oil and Gas Interest and Other Minerals in, on and under the properties, rights and interests (including, without limitation, Oil and Gas Leases, royalty interests, overriding royalty interests, fee royalty interests, fee mineral interests, net profits interests and other interests) described in Exhibit A attached hereto and made a part hereof;

(b) all of the Contributor’s interests in and to all Oil and Gas and/or Other Minerals unitization, lease pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the Units created thereby, as it relates to the properties, rights and interests described in Section 1.1(a);

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(c) all of the Contributor’s interests in and rights under all operating agreements, production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements which cover, affect, or otherwise relate to the properties, rights and interests described in Section 1.1(a) or Section 1.1(b) or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Oil and Gas or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;

(d) all interests in all Oil and Gas and Other Minerals produced from or allocated to the properties, rights and interests described in Section 1.1(a) or Section 1.1(b), and any products processed or obtained therefrom (collectively, the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Reference Date, other than proceeds of Production that are attributable to periods prior to the Reference Date and that are actually received by the Contributor prior to the Reference Date), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located, or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

(e) all interests in all payments received, or to be received, in lieu of production from the properties, rights and interests described in Section 1.1(a) or Section 1.1(b) (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred on, before or after the Reference Date, other than payments attributable to periods prior to the Reference Date and that are actually received by the Contributor prior to the Reference Date), including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by the Contributor as a result of the Contributor (and/or its predecessors in title) taking or having taken less gas from lands covered by a property right or interest described in Section 1.1(a) or Section 1.1(b), than its ownership of such property right or interest would entitle it to receive and (iv) shut-in rental or royalty payments;

(f) to the extent legally transferable, all interests in all favorable contract rights and choses in action (i.e., rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in Section 1.1(a)-(d) regardless of whether the same arose, and/or the events which gave rise to the same occurred on, before or after the Reference Date hereof, and further regardless of whether same arise under contract, the law or in equity);

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(g) an amount of cash in immediately available funds equal to the cash receipts received by the Contributor during the period beginning on the Reference Date and ending on the Closing Date and attributable to production on or after September 1, 2016 (the “Contributed Cash”); and

(h) all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority.

Section 1.2 Excluded Properties. Notwithstanding the foregoing, the Properties shall not include and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Properties”):

(a) (i) all corporate seals, organizational documents, minute books and legal records of the Contributor and its Affiliates that relate to the Contributor’s and its Affiliates’ organization as legal entities, (ii) all franchise tax records, (iii) all books, records and files that relate solely to Excluded Properties; provided that the Contributor may retain copies, at its sole expense, of such books, records and files that relate to both Properties and Excluded Properties, (iv) any Records to the extent disclosure or transfer would result in a violation of Applicable Law, (v) attorney-client privileged communications and work product of the Contributor’s or any of the Contributor’s Affiliates’ legal counsel (other than title opinions), and (vi) records relating to the marketing, negotiation, and consummation of the sale of the Properties to the Partnership; and

(b) those properties and interests set forth in Exhibit D.

Section 1.3 Consideration for the Properties.

(a) The aggregate consideration for the purchase and sale of the Properties shall be (a) an amount of Common Units equal to the quotient obtained by dividing (i) the amount equal to one-half of the Total Consideration Value by (ii) the average closing price of a Common Unit on the NASDAQ Global Select Market during the period beginning on the date that is fifteen (15) trading days immediately prior to the Closing Date and ending on the date that is two (2) trading days immediately prior to the Closing Date (the “Subject Units”) and (b) cash in the amount equal to one-half of the Total Consideration Value (the “Cash Purchase Price”), subject to adjustment according to the terms and conditions of this Agreement, which shall be paid in cash by wire transfer to such account as is directed by the Contributor. Prior to the Closing, the Partnership shall designate American Stock Transfer and Trust Company (the “Exchange Agent”) for the purpose of issuing and delivering to the Contributor the Subject Units.

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(b) Concurrently with the execution of this Agreement, the Partnership shall pay to the Contributor via wire transfer of immediately available funds a deposit (the “Deposit”) equal to five hundred thousand dollars ($500,000). The Deposit will be applied to the Cash Purchase Price upon Closing. In the event Closing does not occur and the Agreement is terminated, the Contributor will retain or return the Deposit in accordance with Section 8.2(b).

(c) Promptly after the Closing, the Partnership will send, or will cause the Exchange Agent to send, to the Contributor a direct registration book-entry statement setting forth that number of whole Common Units that the Contributor has a right to receive pursuant to this Section 1.3.

Section 1.4 Instruments of Conveyance. In order to effectuate the transfer of the Properties contemplated by Section 1.1, at the Closing, the Contributor shall execute and deliver, or cause to be executed and delivered to the Partnership, dated as of the Closing Date but effective as of the Reference Date, the deeds and conveyances substantially in the form attached hereto as Exhibit B (the “Conveyances”) and such Conveyances (in reasonable and local customary form and describing the Properties) and other documents or instruments of conveyance as the Partnership shall reasonably deem necessary or appropriate to vest in or confirm to the Partnership defensible title to the Properties in accordance with this Agreement, which shall be transferred at Closing.

Section 1.5 Due Diligence, Title Defects and Adjustments to the Total Consideration Value.

(a) Inspection and Assertion of Defects.

(i) The Contributor shall make available to the Partnership all title opinions, supplemental title opinions and other title information relating to the Properties and in the possession of the Contributor or to which the Contributor has access. The Partnership may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation as it may choose to conduct with respect to the Properties. If any matter comes to the Partnership’s attention which would constitute a “Defect” (as below defined), the Partnership may notify the Contributor of such Defect (the “Defect Notice”) on or before 6:00 pm Dallas time on June 28, 2017 (the “Defect Deadline”); provided, however, that the Partnership agrees that it shall furnish the Contributor once every one (1) week until the Defect Deadline with a preliminary Defect Notice. Such Defects of which the Partnership so provides notice are herein called “Asserted Defects.” The Defect Notice shall contain (i) a description of the Asserted Defect, (ii) the Property on Exhibit A affected by the Asserted Defect, (iii) the number of net mineral acres or net royalty acres, as applicable, affected by the Asserted Defect, (iv) supporting documents reasonably necessary for the Contributor (as well as any title attorney or examiner hired by the Contributor) to verify the existence or an extent of the Asserted Defect, and (v) the amount by which the Partnership reasonably believes the Allocated Value of such Property is decreased by the Asserted Defect. If the Partnership notifies the Contributor of

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Asserted Defects, the Contributor shall have the option to cure such Asserted Defects on or before Closing. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE PARTNERSHIP SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT DEFECTS OF WHICH THE CONTRIBUTOR HAS NOT BEEN GIVEN NOTICE ON OR BEFORE THE DEFECT DEADLINE. For purposes hereof, the “Allocated Value” shall mean the Allocated Value of each Property that the Parties hereto have mutually agreed, which is set forth on Exhibit A.

(ii) The term “Defect” as used in this Section shall mean, except for and subject to the Permitted Encumbrances and the terms and provisions of the Basic Documents and contracts pursuant to Section 1.1(b), the following:

(A) Net Royalty Acres or Net Mineral Acre Variances. The Contributor’s ownership of the Properties is such that, with respect to a Property listed on Exhibit A hereto, it entitles the Contributor to no fewer net mineral acres or net royalty acres that that specified in Exhibit A in the columns entitled “Net Mineral Acres” or “Net Royalty Acres”;

(B) Liens. The Contributor’s ownership of a Property is subject to a lien; or

(C) Preferential Rights. The Contributor’s ownership of a Property is subject to a preferential right to purchase such property or a requirement that consent to assignment of such Property be obtained, unless a waiver of such right has been obtained with respect to the transaction contemplated hereby or, in the case of a preferential right to purchase, an appropriate tender of the applicable interest has been made to the party holding such right and the period of time required for such party to exercise such right has expired without such party exercising such right.

(b) Certain Price Adjustments. If, as a part of the due diligence review provided for in Section 1.5(a) above, Asserted Defects are presented to the Contributor and the Contributor does not cure such Asserted Defects prior to Closing, then the Partnership may elect to do one of the following with respect to each Property affected by one or more Asserted Defects (a “Defect Property”):

(i) Exclude such Defect Property at the Closing, in which event the Total Consideration Value shall be reduced by an amount equal to the allocated value thereof as shown on Exhibit A. If any Defect Properties are excluded by the Partnership at the Closing, then such Defect Properties shall not be conveyed to the Partnership at Closing.

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(ii) Convey such Defect Property at Closing and adjust the Total Consideration Value as follows:

(A) if a Defect is of the type described in Section 1.5(a)(ii)(A) above, then the Total Consideration Value shall be reduced by an amount determined by multiplying the Allocated Value of such Property set forth on Exhibit A by a fraction, the numerator of which is the reduction in the net mineral acres or net royalty acres, as applicable, and the denominator of which is the net mineral acres or net royalty acres specified for such Property on Exhibit A, as applicable;

(B) if a Defect is a lien, encumbrance or other charge upon a Defect Property which is liquidated in amount, then the Total Consideration Value shall be reduced by the sum necessary to be paid to the obligee to remove the Defect from the affected Defect Property; and

(C) if a Defect represents an obligation or burden upon the affected Defect Property for which the economic detriment to the Property is not calculable or liquidated as set forth above in Section 1.5(b)(ii)(A) or Section 1.5(b)(ii)(B), the Total Consideration Value shall be reduced by the amount that the Contributor and the Partnership mutually agree upon as reasonable to compensate the Partnership for the adverse economic effect that such Defect has on the Defect Property; provided that if such Defect is reasonably susceptible of being cured, the reduction in Total Consideration Value shall not be greater than the lesser of (1) the reasonable cost and expense of curing such Defect or (2) the share of such curative work cost and expense which is allocated to the Defect Property hereunder.

Section 1.6 Special Warranty of Title.

(a) Except for the special warranty of title set forth herein, the Contributor makes NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE CONTRIBUTOR’S TITLE TO ANY OF THE PROPERTIES AND THE PARTNERSHIP HEREBY ACKNOWLEDGES AND AGREES THAT THE PARTNERSHIP’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN SECTION 1.5.

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(b) If the Closing occurs, then effective as of the Reference Date, the Contributor warrants that the Properties shall be conveyed to the Partnership without Defect against every Person whomsoever lawfully claiming by, through and under the Contributor, but not otherwise, subject, however, to the Permitted Encumbrances.

(c) Notwithstanding anything herein to the contrary, if an Asserted Defect under Section 1.5 results from a matter which could also result in the breach of any the special warranty of title set forth in this Section 1.6, the Partnership shall be precluded from also asserting such matters as the basis of the breach of such representation or warranty of Contributor.

Section 1.7 Tax Treatment. The Contributor and the Partnership agree that the transactions contemplated by this Agreement shall be treated for all federal and applicable state income Tax purposes as a sale to the extent of the Cash Purchase Price received by the Contributor, and as a contribution to capital under Section 721(a) of the Code to the extent of the Subject Units received by the Contributor pursuant to Treasury Regulation Section 1.707-3 (the “Tax Treatment”). The Contributor and the Partnership agree to file all Tax Returns in a manner consistent with the Tax Treatment, and neither the Contributor nor the Partnership shall take, or shall permit any Affiliate to take, any position inconsistent with such Tax Treatment on any Tax Return or otherwise, unless required to do so by Applicable Law or a “determination” within the meaning of Code Section 1313(a)(1).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Contributor that:

Section 2.1 Organization and Existence. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership.

Section 2.2 Governing Documents. The Partnership Agreement has been duly authorized, executed and delivered by the Partnership and is, and will be, a valid and legally binding agreement of, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 2.3 Capitalization of the Partnership.

(a) All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, are fully paid and nonassessable. Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership GP”), is the sole general partner of the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 30,675,431 Common Units.

(b) The Subject Units (and the limited partner interests represented thereby), will be duly authorized in accordance with the Partnership Agreement, and, when issued and delivered to the Contributor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

(c) Except for the Subject Units or as described in the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement or any other agreement or instrument to which the Partnership is a party or by which it may be bound. Neither the offering nor the sale of the Subject Units, as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership. Except for the Subject Units or as described in the Partnership Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, Common Units or other securities of the Partnership are outstanding.

(d) The Subject Units when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Partnership Agreement. The Partnership has all requisite power and authority to issue, sell and deliver the Subject Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. As of the Closing Date, all partnership action for the authorization, issuance, sale and delivery of the Subject Units shall have been validly taken, and no other authorization by any of such parties is required therefore.

Section 2.4 Authority Relative to this Agreement. The Partnership has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Partnership GP, and no other partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

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Section 2.5 Noncontravention. Except as otherwise indicated on Schedule 2.5, the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Partnership Agreement or the certificate of limited partnership of the Partnership, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of the Partnership or (d) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (b), (c) and (d) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

Section 2.6 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or takeover laws, (b) as set forth on Schedule 2.6, (c) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (d) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

Section 2.7 Financial Statements. Attached as Schedule 2.7 or filed with the SEC Filings are copies of (a) the Partnership’s unaudited consolidated balance sheet as of March 31, 2017 (the “Partnership Latest Balance Sheet”), and the related unaudited consolidated statements of income, partners’ equity and cash flows for the three-month period then ended (the “Partnership Unaudited Financial Statements”), and (b) the Partnership’s audited consolidated balance sheet as of December 31, 2016, and the related audited consolidated statements of income, unitholders’ equity and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants (the “Partnership Audited Financial Statements”) (collectively, the “Partnership Financial Statements”). The Partnership Financial Statements (y) have been prepared from the books and records of the Partnership in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (z) accurately and fairly present the Partnership’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Partnership Unaudited Financial Statements are subject to audit adjustments, which in the Partnership’s reasonable judgment should not be material in the aggregate.

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Section 2.8 Absence of Undisclosed Liabilities. To the Knowledge of the Partnership, as of the date of this Agreement, the Partnership has no liability or obligation with respect to the property held by the Partnership (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected on the Partnership Latest Balance Sheet, (b) liabilities described in the notes accompanying the Partnership Audited Financial Statements, (c) liabilities which have arisen since the date of the Partnership Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement or causes a Material Adverse Effect), (d) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract or causes a Material Adverse Effect), (e) liabilities disclosed on Schedule 2.8 and (f) other liabilities which, in the aggregate, are not material to the Partnership.

Section 2.9 Absence of Certain Changes. As of the date of this Agreement, except as disclosed on Schedule 2.9, since the date of the Partnership Unaudited Financial Statements, (a) there has not been any Material Adverse Effect on the Partnership or, to the Knowledge of the Partnership, any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Partnership, (b) the business of the Partnership has been conducted only in its ordinary course of business, (c) the Partnership has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business, and (d) the Partnership has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance).

Section 2.10 Compliance With Laws. Except as disclosed on Schedule 2.10, to the Knowledge of the Partnership, the Partnership has complied in all material respects with all Applicable Laws. Except as disclosed on Schedule 2.10, the Partnership has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Partnership has not so complied. The Partnership has not been charged or, to the Knowledge of the Partnership, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of the Partnership.

Section 2.11 Brokerage Fees. The Partnership has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 2.12 Listing. The outstanding Common Units are listed for trading on the NASDAQ Global Select Market.

Section 2.13 SEC Filings. Since January 1, 2016, the Partnership has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Partnership with the SEC since such date are herein collectively referred to as the “SEC Filings.” The Partnership has delivered or made available to the Contributor accurate and complete copies of all the SEC Filings in the form filed by the Partnership with the Securities and Exchange Commission. The SEC Filings, at the time

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filed, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts of the Partnership have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. The Partnership shall deliver or make available to the Contributor as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its limited partners generally or filed by it with the SEC subsequent to the date hereof and prior to the Closing Date.

Section 2.14 Registration of Subject Units. The issuance of the Subject Units to the Contributor shall be duly registered under the Partnership’s Registration Statement on Form S-4 (Registration No. 333 202918) (the “Registration Statement”), and such Registration Statement has been declared effective by the SEC and no stop order, termination or withdrawal shall have been issued or otherwise effected with respect thereto. Upon issuance of the Subject Units to the Contributor, the Contributor may offer and sell the Subject Units without restriction under the registration provisions of the Securities Act (provided that the Contributor is not deemed to be an “Affiliate” of the Partnership or otherwise deemed to be an “underwriter”, as such terms are defined under the Securities Act and the case law thereunder). Any certificate or certificates evidencing the Subject Units shall not contain any legend restricting the sale or transfer of the Subject Units.

Section 2.15 Litigation. There are no Proceedings pending, or to the Knowledge of the Partnership, threatened in writing before any Government Entity against the Partnership or any Affiliate of the Partnership which are reasonably likely to materially impair the Partnership’s ability to perform its obligations under this Agreement.

Section 2.16 Independent Evaluations . EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTOR IN THIS AGREEMENT OR IN THE CONVEYANCE OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT, THE PARTNERSHIP REPRESENTS AND ACKNOWLEDGES THAT (A) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE PROPERTIES OR PROSPECTS THEREOF, AND (B) THE PARTNERSHIP HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE CONTRIBUTOR.

Section 2.17 Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, or, to the Knowledge of the Partnership, being contemplated by, or threatened against the Partnership. The Partnership is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 2.18 Qualification. As of Closing, the Partnership will be qualified to own the Properties in the jurisdictions where the Properties are located.

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Section 2.19 Financing. The Partnership has used Reasonable Best Efforts to arrange for the payment of the Cash Purchase Price to the Contributor at Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE CONTRIBUTOR

The Contributor represents and warrants to the Partnership as follows:

Section 3.1 Organization and Existence. The Contributor is duly organized, validly existing and in good standing under the laws of the State of Texas. The Contributor has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses as presently conducted. The Contributor is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its businesses or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Contributor, the Properties or any Oil and Gas Lease.

Section 3.2 Authority Relative to this Agreement. The Contributor has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which the Contributor is a party has been duly executed and delivered by the Contributor and constitutes, or when executed will be, duly executed and delivered by the Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Contributor enforceable against the Contributor in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.3 Noncontravention. Except as otherwise indicated on Schedule 3.3, the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the governing instruments of the Contributor, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Contributor is a party or by which the Contributor or any of the Properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Properties or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon the Contributor.

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Section 3.4 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Contributor in connection with the execution, delivery or performance by the Contributor of this Agreement or the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (a) as set forth on Schedule 3.4 and (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

Section 3.5 Absence of Undisclosed Liabilities. To the Knowledge of the Contributor, as of the date of this Agreement, the Contributor has no liability or obligation with respect to the Properties, except (a) liabilities reflected in the real property records of the applicable counties of the Properties, (b) liabilities described in this Agreement (including without limitation the schedules to this Agreement), and (c) other liabilities which, in the aggregate, are not material to the Properties.

Section 3.6 Absence of Certain Changes. As of the date of this Agreement, except as disclosed on Schedule 3.6, since the Reference Date, (a) there has not been any Material Adverse Effect on the Contributor, the Properties or, to the Knowledge of the Contributor, on any Oil and Gas Lease, or any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Contributor, the Properties or, to the Knowledge of the Contributor, on any Oil and Gas Lease, (b) the businesses of the Contributor has been conducted only in its ordinary course of business, (c) the Contributor has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to the Properties, (d) the Contributor has not suffered any material loss, damage, destruction or other casualty to any of the Properties (whether or not covered by insurance), (e) the Contributor has not taken any of the actions set forth in Section 4.2 except as permitted thereunder and (f) to the Knowledge of the Contributor, the Oil and Gas Leases have not suffered any material loss, damage, destruction or other casualty.

Section 3.7 Tax Matters. As of the Closing Date, all Tax Returns required to be filed with respect to the Properties, including those relating to Property Taxes, severance Taxes and any other Taxes imposed on or with respect to the Properties and any production therefrom, but excluding income Taxes of the Contributor, have been timely filed with the applicable Taxing authority, all such Tax Returns are true, correct and complete, and all Taxes required to be shown thereon have been timely paid in full. The Contributor has complied with all Applicable Laws relating to the payment and withholding of Taxes to the extent relating to the Properties, and has duly and timely withheld and paid over to the appropriate Taxing authority all amounts required to be so withheld and paid under all Applicable Laws. There are no liens for Taxes (other than for taxes not yet due and payable) upon any of the Properties. There has been no issue raised or adjustment proposed (and to the Knowledge of the Contributor, none is pending) by the IRS or any other Taxing authority in connection with any of such Tax Returns relating to the Properties, nor has the Contributor received any written notice from the IRS or any such other Taxing authority that any such Tax Return is being audited or may be audited or examined.

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The Contributor has not agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return. The Contributor is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code. No assets comprising the Properties is an interest in a “partnership” as defined in Section 761 of the Code. All income derived from operation of the Properties constitutes “royalty” or “overriding royalty” income (within the meaning of Section 512(b)(2) of the Code) and is “qualifying income” (within the meaning of Section 7704(d) of the Code). The information provided in the Tax Basis Schedule attached hereto as Exhibit C is true, complete and correct in all material respects. All of the Properties have been properly listed and described on the Property Tax rolls of the appropriate Taxing authority. The acquisition and purchase of the Properties will not cause the Partnership to be liable as a successor or transferee by statute, contract or otherwise for any Taxes for which the Contributor is responsible.

Section 3.8 Compliance with Laws. To the Knowledge of the Contributor, the Contributor has complied in all respects with all Applicable Laws relating to the ownership or, to the Knowledge of the Contributor, the operation of the Properties, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Contributor or the Properties. The Contributor has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Contributor has not so complied. The Contributor has not, and to the Knowledge of the Contributor, the Lessees have not, been charged or, to the Knowledge of the Contributor, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Properties.

Section 3.9 Legal Proceedings. Except as disclosed on Schedule 3.9, there are no Proceedings pending or, to the Knowledge of the Contributor, threatened against or involving the Contributor, the Properties, the Oil and Gas Leases or the rights of the Contributor with respect to the Properties. The Contributor is not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of the Properties. There are no Proceedings pending or, to the Knowledge of the Contributor, threatened against the Contributor or the Properties (or any Oil and Gas Lease), seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Contributor’s ability to consummate the transactions contemplated hereby.

Section 3.10 Environmental Matters. The Contributor has not received any written notice of any investigation or inquiry regarding the Properties from any Governmental Entity under any Applicable Environmental Law. To the Knowledge of the Contributor, there are no Environmental Liabilities resulting from any breach of Applicable Environmental Laws pertaining to the use or operation on the Properties or under the Oil and Gas Leases or otherwise on or prior to the Closing Date that would have a Material Adverse Effect.

Section 3.11 Permits. Except as disclosed on Schedule 3.11, the Contributor has not received any written notice from any Governmental Entity, and no Proceeding is pending or, to the Knowledge of the Contributor, threatened with respect to any alleged failure by the Lessees to have any Permit the absence of which would have a Material Adverse Effect on the Contributor, the Properties or the Oil and Gas Leases.

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Section 3.12 Commitments. The Contributor has incurred no expenses, and has made no commitments to make expenditures (and the Contributor has not entered into any agreements that would obligate the Partnership to make expenditures), in connection with (and no other obligations or liabilities have been incurred which would adversely affect) the ownership or operation of the Properties after the Closing Date.

Section 3.13 No Alienation. Except as set forth on Exhibit A and excluding the Excluded Assets, within 120 days of the date hereof, the Contributor has not sold, assigned, conveyed, leased, or transferred or contracted to sell, assign, convey, lease or transfer any right or title to, or interest in, the Properties.

Section 3.14 Make-Up Rights. The Contributor has not and, to the Knowledge of the Contributor, no other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Properties or related to the Oil and Gas Leases as a result of which the obligation does or may exist to deliver oil or gas produced from the Properties after the Reference Date without then receiving payment (or without then receiving full payment) therefore or to make repayments in cash.

Section 3.15 Basic Documents. To the Knowledge of the Contributor:

(a) (i) The Contributor is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any Basic Documents, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Basic Documents, to the extent such breach or default (whether by the Contributor or such third party) could reasonably be expected to have a Material Adverse Effect on the Properties after the Closing Date; and

(b) All payments (including all delay rentals, royalties and shut-in royalties) owing under Basic Documents have been and are being made (timely, and before the same became delinquent) by third parties where the non-payment of same by a third party could materially and adversely affect the ownership, exploration, development, operation, maintenance, value or use of any of the Properties after the Closing Date.

For the purposes of the representations contained in this Section 3.15 (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of the Contributor or any Lessee under a Basic Document, shall be considered material.

Section 3.16 Area of Mutual Interest and Other Agreements; Tax Partnerships. The Contributor has not entered into any agreements regarding an area of mutual interest agreements related to the Property or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments of the Property, or any portion thereof, not yet made, or could earn additional assignments after the Closing Date. No Property is subject to (or has related to it) any tax partnership due to an agreement executed by the Contributor.

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Section 3.17 Payment of Expenses. To the Knowledge of Contributor, all expenses relating to the ownership or the operation of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Contributor, except such expenses and taxes as are disputed in good faith by the Contributor and for which an adequate accounting reserve has been established by the Contributor.

Section 3.18 Oral Contracts. The Contributor has not entered into any oral contract with respect to the Properties.

Section 3.19 Preferential Rights and Consents to Assign. There are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for the Contributor to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of the Contributor.

Section 3.20 No Participating Minerals. The Properties do not include any unleased or other mineral interest where the Contributor has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

Section 3.21 Brokerage Fees. The Contributor has retained TenOaks Energy Advisors LLC as a financial advisor, broker, agent or finder; the Partnership shall not directly or indirectly have any responsibility, liability or expense, as a result of TenOaks Energy Advisors LLC’s engagement or any other financial advisor, broker, agent or finder engaged by the Contributor or any of its Affiliates.

Section 3.22 Investment Intent. The Contributor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The Contributor is acquiring the Subject Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof.

Section 3.23 Other.

(a) The Contributor has carefully reviewed this Agreement, the SEC Filings, the Partnership Agreement and other documentation relating to the Partnership and have had such opportunity as deemed necessary by the Contributor and its advisors and affiliates to ask questions of the Partnership and their affiliates, officers and employees to enable the Contributor to make an informed investment decision concerning the receipt of the Subject Units pursuant to the transactions contemplated by this Agreement, the operation of the Partnership, and the investment risks associated with the Contributor’s investment in the Partnership.

(b) The Contributor, by entering into this Agreement, (i) requests admission as limited partners of the Partnership and agree to comply with, and be bound by, and hereby executes, the Partnership Agreement, (ii) represents and warrants that the Contributor has all right, power and authority and the capacity

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necessary to enter into the Partnership Agreement, (iii) appoints the general partner of the Partnership and, if a liquidator shall be appointed, the liquidator of the Partnership as the Contributor’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto necessary or appropriate for the Contributor’s admission as a limited partner and as a party to the Partnership Agreement, (iv) gives the power of attorney provided for in the Partnership Agreement and (v) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

Section 3.24 Disclosure. To the Knowledge of the Contributor, the Contributor has provided the Partnership with a copy of all Records in Contributor’s possession related to the Property.

ARTICLE 4

CONDUCT OF THE CONTRIBUTOR PENDING CLOSING;

CERTAIN ACTIONS RELATING TO CLOSING

Section 4.1 Conduct and Preservation of the Business of the Contributor. The Contributor hereby covenants and agrees with the Partnership that, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Contributor (a) shall conduct its operations according to the ordinary course of business and in material compliance with all Applicable Laws and (b) shall use its Reasonable Best Efforts to preserve, maintain and protect the Properties.

Section 4.2 Restrictions on Certain Actions of the Contributor. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Contributor shall not, without the consent of the Partnership:

(a) mortgage or pledge any of the Properties or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

(b) sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Properties, except in the ordinary course of business;

(c) amend, modify or change any existing lease or contract with respect to the Properties, other than in the ordinary course of the business;

(d) waive, release, grant or transfer any rights of value relating to the Properties, other than in the ordinary course of business;

(e) delay payment of any account payable or any known or accrued liability relating to the Properties beyond the earlier of thirty (30) days or its due date or the date when such liability would have been paid in the ordinary course of business, unless such delay is due to a good faith dispute as to liability or amount;

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(f) permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Properties other than in connection with any advance renewal or replacement of an existing insurance policy;

(g) conduct its business outside of its ordinary course of business;

(h) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person; or

(i) agree in writing or otherwise to take any of the actions described in this Section 4.2.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information; Confidentiality. The Contributor hereby agrees to provide the Partnership copies of the Records (a) in its possession or control or (b) received by it subsequent to the date hereof and prior to the Closing Date and (c) not subject to any attorney client privilege as soon as reasonably practicable after the date of receipt of such Records. From the date hereof through the Closing, the Contributor shall afford the Partnership and their representatives reasonable access to the offices and personnel of the Contributor, and to the Properties and the Records during normal business hours, in order that the Partnership may have a full opportunity to make such investigations as it desires with respect to the Properties; provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Contributor or impede the efforts of the Contributor to comply with their other obligations under this Agreement. Until the Closing occurs, each party shall hold in confidence all such information, including the Records, on the terms and subject to the conditions contained in that certain Mutual Nondisclosure Agreement dated February 27, 2017 by and between the Partnership and the Contributor, which shall terminate, as of the Closing. From and after the Closing, the Contributor shall, and shall cause its Affiliates to, hold, and shall use its Reasonable Best Efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person (“Representatives”) to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Partnership or the Properties (“Confidential Information”), except to the extent that the Contributor can show that such information (a) is generally available to and known by the public through no fault of the Contributor, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Contributor, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributor or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Applicable Law, the Contributor shall promptly notify the Partnership in writing and shall disclose only that portion of such Confidential Information that the Contributor is advised by its counsel is legally required to be disclosed, provided that the Contributor shall use Reasonable Best Efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.2 Notification of Certain Matters. Each party shall give prompt notice to the other parties of (a) any fact or circumstance that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 5.3 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (b) using its Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (c) using its Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) using its Reasonable Best Efforts to defend, and to cooperate in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (e) executing of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 5.4 Public Announcements. The Partnership may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement of the transactions contemplated hereby as the Partnership deems appropriate, in its sole discretion. The Contributor shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Partnership.

Section 5.5 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.2(a) and Section 6.3(a) have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

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Section 5.6 Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

Section 5.7 Tax Disclosure. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which the Partnership or the Contributor is bound, the parties hereto (and each employee, representative, or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income “tax treatment” and “tax structure” (as those terms are defined in Sections 1.6011-4(c)(8) and (9) of the Treasury Regulations, respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such “tax treatment” and “tax structure” of the transactions contemplated by this Agreement. For these purposes, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

Section 5.8 Post-Closing Assurances and Access to Records. After the Closing, the Contributor and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto. After the Closing, the Contributor shall grant the Partnership and its authorized representatives reasonable access (including copying privileges at the Contributor’s sole cost and expense) during the Contributor’s normal business hours to all Records of the Contributor pertaining to the Properties and not included in the Properties, where such Records may be located for the purpose of prosecuting or defending claims, lawsuits or other Proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

Section 5.9 NASDAQ Listing. The Partnership shall use its Reasonable Best Efforts to cause the Subject Units to be approved for listing on the NASDAQ Global Select Market.

Section 5.10 Transfer Requests. The Partnership agrees to use its Reasonable Best Efforts to promptly process, and to cause the Exchange Agent to promptly process, all sale or other transfer requests relating to the Subject Units that are exempt from the registration requirements of the Securities Act.

Section 5.11 Preservation of Records and Partnership Financial Statements.

(a) The Contributor agrees to preserve and keep all records (including original source materials underlying such records) retained by it or any of its Affiliates relating to the Properties for a period of two (2) years from the Closing Date and shall make such records (including original source materials underlying such records) and related personnel of the Contributor reasonably available to the Partnership and its Affiliates and their respective Representatives as may be reasonably requested by the Partnership or its Affiliates in connection with, among other things, compliance with any reporting or other regulatory obligations

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of, Proceedings or tax audits against or governmental investigations of the Partnership or any of its Affiliates or in order to otherwise enable the Partnership to comply with its obligations or enforce its rights under this Agreement and each other Transaction Document.

(b) The Contributor shall use Reasonable Best Efforts to provide all cooperation reasonably requested by the Partnership in connection with enabling the Partnership to prepare financial statements (including pro forma financial statements) in compliance with the requirements of the Exchange Act, including, without limitation, Regulation S-X, and enable the Partnership’s accountants to review and audit such financial statements, as applicable.

ARTICLE 6

CONDITIONS; CLOSING

Section 6.1 Conditions to Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby; and no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against the Partnership, the Contributor or the Properties, or any of their respective affiliates, associates, directors, or officers seeking to prevent or challenging the transactions contemplated hereby.

(b) Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

(c) Price Adjustment Limitations. The aggregate downward adjustments (if any) to the Total Consideration Value which results from the procedures set forth in Section 1.5(b) do not exceed Two Million Five Hundred Thousand U.S. Dollars ($2,500,000).

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Section 6.2 Conditions to Obligation of the Contributor. The obligation of the Contributor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. All the representations and warranties of the Partnership contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Covenants and Agreements. The Partnership shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Partnership.

Section 6.3 Conditions to Obligation of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. All the representations and warranties of the Contributor contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Covenants and Agreements. The Contributor shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Properties.

Section 6.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, at 9:00 a.m., local time, on June 30, 2017, or at such other time or place or on such other date as the parties hereto shall agree (the “Closing Date”).

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Section 6.5 Obligation of the Contributor at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Contributor shall deliver or cause to be delivered to the Partnership, or perform or cause to be performed, the following:

(a) Conveyances. The Contributor shall have executed and delivered to the Partnership the Conveyances.

(b) Certificates. The Contributor shall have executed and delivered to the Partnership a certificate from the Contributor, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled and a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Contributor.

(c) Contributed Cash. The Contributor shall deliver to the Partnership the Contributed Cash.

(d) Records. The Contributor shall deliver the Records to the Partnership.

Section 6.6 Obligations of the Partnership at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Partnership shall deliver or cause to be delivered to the Contributor, or perform or cause to be performed, the following:

(a) Certificates. The Partnership shall have executed and delivered to the Contributor a certificate from the Partnership, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled and a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Partnership.

(b) Cash Purchase Price; Subject Units. The Partnership shall deliver, or cause to be delivered, by wire transfer in immediately available funds, the Cash Purchase Price, less the Deposit, subject to adjustments as set forth in this Agreement, and a certificate of the Exchange Agent certifying the issuance of the Subject Units.

Section 6.7 Settlement Statement.

(a) Not later than one (1) Business Day prior to the Closing Date, the Contributor shall prepare and deliver to the Partnership a statement setting forth a good faith estimate and calculation of (i) the Total Consideration Value, after giving effect to all adjustments listed in Section 1.5, (ii) the number of Subject Units to be delivered to the Contributor at the Closing (iii) the Cash Purchase Price and (iv) the Contributed Cash through the date of the Settlement Statement (such matters, the “Settlement Matters” and such statement, the “Estimated Settlement Statement”); provided that to the extent that the Partnership and the Contributor disagree on the amounts described in subparts (i), (ii) or (iii) of this Section 6.7(a), the Partnership and the Contributor shall negotiate in good faith to resolve such disagreements prior to the Closing.

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(b) Within sixty (60) days after the Closing Date, the Partnership shall prepare and deliver to the Contributor a statement setting forth its calculation of the Settlement Matters, including a calculation of the Contributed Cash through the Closing and the Contributed Cash True-up Amount (the “Closing Settlement Statement”). For purposes of this Section 6.7, the “Contributed Cash True-up Amount” shall be the amount equal to the difference between the Contributed Cash set forth on the Closing Settlement Statement and the Contributed Cash set forth on the Estimated Settlement Statement.

(c) Within thirty (30) days of receiving the Closing Settlement Statement (the “Review Period”), the Contributor may object to the Closing Settlement Statement by delivering to the Partnership a written statement setting forth the Contributor’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Contributor’s disagreement therewith (the “Statement of Objections”). If the Contributor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Settlement Statement shall be deemed to have been accepted by the Contributor, and the amounts owed by one party to the other party shall be paid to such other party within five (5) Business Days thereof. If the Contributor delivers the Statement of Objections before the expiration of the Review Period, the Contributor and the Partnership shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the matters set forth on the Closing Settlement Statement, with such changes as may have been previously agreed in writing by the Contributor and the Partnership, shall be final and binding.

(d) If the Contributor and the Partnership fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Weaver and Tidwell, L.L.P. or, if Weaver and Tidwell, L.L.P. is unable to serve, the Contributor and the Partnership shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Settlement Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Settlement Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by the Contributor and fifty percent (50%) by the Partnership. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their

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resolution of the Disputed Amounts and their adjustments to the Closing Settlement Statement shall be conclusive and binding upon the parties hereto. Any amount owed by one party to the other party, as a result of a determination by the Independent Accountant or agreement of the parties, shall be paid to such other party within five (5) Business Days of such determination or agreement.

ARTICLE 7

PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS

Section 7.1 Division of Ownership. After the Closing, all Production from the Properties, together with (a) the proceeds of such Production and any other amounts attributable to the Properties and (b) any other proceeds received by the Contributor attributable to the Properties, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments and shut-in royalty payments, other than Production attributable to periods prior to the Reference Date and for which the Contributor has received payment prior to the Reference Date (collectively herein called the “Partnership-Entitled Production and Proceeds”), shall be owned by the Partnership, and should the Contributor receive payment for any such Partnership-Entitled Production and Proceeds, the Contributor shall within five (5) Business Days after the end of each calendar month during which any such payments are received, either endorse and deliver to the Partnership any checks received by the Contributor attributable to such Partnership-Entitled Production and Proceeds or transfer any cash proceeds by wire transfer to an account designated by the Partnership. The Partnership shall prepare letters in lieu of division or transfer orders and at Closing the Contributor shall execute and deliver such letters in lieu to each purchaser of Oil and Gas and Other Minerals. In the event such letters cannot reasonably be delivered at Closing, the Contributor shall cooperate with the Partnership in delivering such letters after Closing.

Section 7.2 Division of Expenses. Except as otherwise provided in Section 7.4, all costs and expenses incurred in connection with the Properties prior to the Reference Date shall be borne and timely paid by the Contributor pursuant to Section 4.2(e) and all costs and expenses incurred in connection with the Properties on or after the Reference Date shall be borne and timely paid by the Partnership.

Section 7.3 Recording and Transfer Expenses. The Partnership shall pay all costs of recording and filing (a) the assignments delivered hereunder for the Properties, (b) all state, federal and Indian transfer and assignment documents, (c) all applications and other documents required for the transfer of permits and operatorship of the Properties, and (d) all other instruments.

Section 7.4 Taxes.

(a) Tax Related Indemnity Payments. The Contributor shall timely pay all Excluded Taxes and shall indemnify and hold the Partnership harmless from all Excluded Taxes.

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(b) Transfer Taxes. The Contributor shall be responsible for and shall pay 100% of all Transfer Taxes when due. The Partnership and the Contributor shall cooperate to obtain all available exemptions from the foregoing Transfer Taxes.

(c) Apportionment of Taxes. The Contributor shall bear all Taxes for any Pre-Closing Tax Period, and the Partnership shall bear all Taxes for any Post-Closing Tax Period. If any Tax (or Tax refund) relates to a period that begins before and ends after the Closing Date, the Contributor and the Partnership shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to a Pre-Closing Tax Period and which relates to a Post-Closing Tax Period: (A) production Taxes that are attributable to the severance or production of hydrocarbons shall be deemed allocated to the period in which the relevant severance or production occurred; (B) in the case of Property Taxes and other similar Taxes imposed on a periodic basis, the amount of such Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying such Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post-Closing Tax Period; and (C) in the case of all other Taxes, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period; provided, however, that for purposes of clause (C), exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period. For the avoidance of doubt, the Contributor shall bear (X) all income Taxes attributable to the Properties for all Pre-Closing Tax Periods and (Y) all income Taxes imposed by Applicable Law on the Contributor or its direct or indirect owners resulting from the transactions contemplated by this Agreement.

(d) Tax Returns. The Contributor shall be responsible for the preparation and timely filing of any Tax Returns with respect to Taxes required to be filed before the Closing Date. The Partnership shall be responsible for the preparation and timely filing of any Tax Returns with respect to Taxes required to be filed on or after the Closing Date.

(e) Tax Refunds. All refunds or credits for Taxes for any Excluded Tax and for any Transfer Tax shall be for the sole benefit of the Contributor; provided, however, that to the extent the Partnership incurs an Excluded Tax or Transfer Tax and is not indemnified for such Excluded Tax or Transfer Tax, refunds or credits of such Excluded Tax or Transfer Tax shall be for the sole benefit of the Partnership. To the extent that the Partnership receives a refund or

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credit that is for the benefit of the Contributor, the Partnership shall promptly pay such refund or the value of the credit (net of all out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Contributor. All refunds or credits for Taxes relating to the Properties for a Post-Closing Tax Period that are not Excluded Taxes shall be for the sole benefit of the Partnership. To the extent that the Contributor receives a refund or credit for a Tax that is for the benefit of the Partnership, the Contributor shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Partnership.

(f) Tax Cooperation. The Partnership and the Contributor shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to the Properties; (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Properties; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Properties; (iv) provide any information required to allow the other party to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax Laws; and (v) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Without limiting the foregoing, on or prior to the Closing, the Contributor shall provide to the Partnership a schedule that sets forth the adjusted tax basis in each Contributed Asset (as determined immediately prior to Closing) (the “Tax Basis Schedule”).

(g) Allocation of the Cash Purchase Price. The Contributor and the Partnership agree that for all federal and state income Tax purposes, the Cash Purchase Price shall be allocated by the Partnership among the portion of the Properties purchased from the Contributor in accordance with Section 1060 of Code and the Treasury Regulations. The Partnership shall prepare the Form 8594 to be attached hereto as Schedule 7.4(g) (the “Final Allocation Statement”) in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder. The Contributor and the Partnership agree to report in accordance with the allocations set forth in the Final Allocation Statement in any relevant Tax Returns or Tax filings (including Internal Revenue Service Form 8594 and any other forms or reports required to be filed pursuant to Section 1060 of the Code or any provision of local or state law) (“1060 Forms”), and in the course of any Tax claim, except as otherwise required by Applicable Law, and to cooperate in the preparation of any 1060 Forms in the manner required by Applicable Law. In any action relating to any Tax, neither the Contributor nor the Partnership shall contend or represent that any of the allocations set forth in the Final Allocation Statement is not correct. If any Taxing authority disputes the Final Allocation Statement reflected by the Contributor or the Partnership on their respective Tax Returns, the Contributor or the Partnership, as the case may be, shall promptly notify the other party in writing of the items in dispute.

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(h) Like-Kind Exchange. Notwithstanding anything else in this Agreement to the contrary, the Contributor shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange to the extent treated as a sale pursuant to Section 1.7. Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, the Contributor shall have the right, at or prior to the Closing Date, to assign all or a portion of its right to receive the Cash Purchase Price under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37). In the event the Contributor assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 7.4(h), then the Contributor agrees to notify the Partnership in writing of such assignment reasonably in advance of the Closing Date. In addition, should the Contributor choose to effectuate a Like-Kind Exchange, the parties agree to use commercially reasonable efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (a) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (b) the Contributor shall effect its Like-Kind Exchange through an assignment of the Assigned Rights to a “qualified intermediary” or to a “qualified exchange accommodation titleholder,” but such assignment shall not release the Contributor from any of its liabilities or obligations under this Agreement and (c) the Partnership shall incur no additional costs, expenses, fees or damages as a result of or in connection with the exchange requested by the Contributor. The Partnership, by its consent to a Like-Kind Exchange by the Contributor, shall not be responsible in any way for the Contributor’s compliance with the rules applicable to any Like-Kind Exchange.

Section 7.5 Casualty Loss. If any Casualty Loss occurs prior to the Closing, the Contributor shall (a) transfer the affected Property to the Partnership at Closing, notwithstanding such Casualty Loss, (b) transfer all unpaid insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss to the Partnership and (c) transfer to the Partnership an amount equal to all cash sums, if any, paid to the Contributor prior to Closing as insurance proceeds, awards or other payments arising out of such Casualty Loss.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) By unanimous written consent of the parties hereto;

(b) By the Contributor or the Partnership, if:

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(i) The Closing shall not have occurred on or before June 30, 2017, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i); or

(ii) There shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) By the Contributor, if (i) any of the representations and warranties of the Partnership contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied or (ii) the Partnership shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii) of this Section 8.1(c), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Contributor; provided, however, that the Contributor is not in material default of this Agreement.

(d) By the Partnership, if (i) any of the representations and warranties of the Contributor contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied or (ii) the Contributor shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and in the case of each of clauses (i) and (ii) of this Section 8.1(d), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Partnership; provided, however, that the Partnership is not in material default of this Agreement.

Section 8.2 Effect of Termination.

(a) Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Partnership or the Contributor, written notice thereof shall forthwith be given to the Partnership or the Contributor, as applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto or the general partner of the Partnership, or any of their respective directors, managers, officers, employees, shareholders, unitholders, partners or representatives, except that the agreements contained in Section 5.1, this ARTICLE 8 and ARTICLE 10 shall survive the termination hereof. Except as set forth in Section 8.2(b), nothing contained in this Section 8.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

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(b) Deposit. If this Agreement is (i) terminated by the Contributor pursuant to Section 8.1(b)(i) or Section 8.1(c) and (ii) the Contributor is not in material breach of this Agreement, then the Contributor shall be entitled to retain the Deposit; provided that the Contributor retaining the Deposit shall constitute liquidated damages for any and all breaches of this Agreement by the Partnership, which remedy shall be the sole and exclusive remedy available to the Contributor for any breach or failure of any representation, warranty or covenant of the Partnership contained in this Agreement (including the Partnership’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth herein); provided further that THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) THE CONTRIBUTOR’S ACTUAL DAMAGES RESULTING FROM ANY TERMINATION GIVING RISE TO THE CONTRIBUTOR RETAINING THE DEPOSIT WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (B) RETENTION OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE CONTRIBUTOR’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WILL BE SUFFERED BY THE CONTRIBUTOR UNDER THE CIRCUMSTANCES SET FORTH IN THIS SECTION 8.2(b) AND (C) SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY. If this Agreement is terminated in accordance with this Agreement for any other reason, the Deposit shall be returned to the Partnership.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of the Partnership in ARTICLE 2 and the Contributor in ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the date that is eighteen months immediately following the Closing; provided, that the representations and warranties in (a) Section 2.1 (Organization and Existence), Section 2.2 (Governing Documents), Section 2.4 (Authority Relative to this Agreement), Section 2.5 (Noncontravention), Section 2.6 (Government Approvals), Section 2.11 (Brokerage Fee), Section 3.1 (Organization and Existence), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals) and Section 3.21 (Brokerage Fees) shall survive indefinitely, and (b) Section 3.7 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 9.2 Indemnification.

(a) Subject to Section 9.1, the Contributor hereby agrees to indemnify, defend and hold the Partnership and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Partnership Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees and the cost of enforcing any right to indemnification hereunder), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Contributor in the Transaction Documents to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Contributor under any Transaction Document;

(iii) subject to Section 1.5, relating to the Properties, arising from or relating to the ownership or actions or inactions of the Contributor on or prior to the Reference Date; and

(iv) the Excluded Properties.

(b) Subject to Section 9.1, the Partnership hereby agrees to indemnify, defend and hold the Contributor and its Affiliates and their respective stockholders, unitholders, directors, managers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Contributor’s Indemnified Parties”) harmless from and against, and pay to the applicable the Contributor’s Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Partnership in any Transaction Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Partnership under any Transaction Document;

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(iii) the matters set forth on Schedule 9.2(b)(iii); and

(iv) relating to the Properties, arising from or relating to the ownership or actions or inactions of the Partnership after the Reference Date.

The aggregate amount of all Losses for which the Partnership shall be liable pursuant to this Section 9.2(b) shall not exceed Two Million Five Hundred Thousand U.S. Dollars ($2,500,000).

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. The remedy of indemnification set forth in this ARTICLE 9 shall be in addition to any other remedies that any indemnified party may have under Applicable Laws (whether asserted in a proceeding at law or in equity).

Section 9.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 9.

(b) If any indemnified party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own

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counsel, and the indemnified party shall cooperate in good faith in such defense; provided, that if the indemnifying party is the Contributor, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. In the event that the indemnifying party assumes the defense of any Third Party Claim, subject to Section 9.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided, that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party elects not to compromise or defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 9.3(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(c) Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 9.3(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defense pursuant to Section 9.3(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

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ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i)	If to the Contributor:

DSD Energy Resources LLC

1701 River Run Road, Suite 306

Fort Worth, Texas 76107

Attention: Derek Dehoyos

Fax: 817.888.8533

with a copy to (which shall not constitute notice):

Locke Lord LLP

2800 Ross Ave., Suite 2800

Dallas, Texas 75201

Attention: Jason Schumacher

Fax: 214.756.8617

(ii)	If to the Partnership:

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

Attention: William Casey McManemin

Fax: 214.559.0933

with a copy to (which shall not constitute notice):

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Joe Dannenmaier

Fax: 214.880.3135

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Such notices, requests, demands and other communications shall be effective (x) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (y) if mailed, the date of delivery as shown by the return receipt therefor or (z) if sent by telecopy or facsimile transmission, when the answer back is received.

Section 10.2 Entire Agreement. This Agreement, together with the schedules, exhibits, the other Transaction Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.3 Binding Effect; Assignment; Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties; provided that, notwithstanding anything to the contrary, the Partnership and its successors and permitted assigns may, without the prior written consent of the Contributor, assign all or any portion of their rights under this Agreement and delegate all or any portion of their obligations (including the obligation to pay the Cash Purchase Price) under this Agreement to one or more third parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 10.5 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE

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COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS, TEXAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).

Section 10.6 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY LOSSES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO SUE FOR OR COLLECT FROM THE OTHER PARTY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER ANY SPECIAL CIRCUMSTANCES GIVING RISE TO SUCH DAMAGES WERE DISCLOSED TO THE OTHER PARTY IN ADVANCE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, THE CONTRIBUTOR AND THE PARTNERSHIP, FOR THEMSELVES AND ON BEHALF OF THEIR AFFILIATES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SUCH DAMAGES IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, REGARDLESS OF FAULT.

36	CONFIDENTIAL

Section 10.7 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 10.8 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 10.9 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a schedule or exhibit refers to the item identified separately in writing by the parties hereto as the described schedule or exhibit to this Agreement. All schedules and exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 10.10 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Section 10.11 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to seek specific performance of the provisions of this Agreement.

Section 10.12 Amendment. Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, if, and only if, such amendment is in writing and signed by the parties hereto.

Section 10.13 Waiver. Any of the parties to this Agreement may (a) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (b) waive compliance by the other parties with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

37	CONFIDENTIAL

ARTICLE 11

DEFINITIONS

Section 11.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the protection of the environment (e.g., prevention of pollution and remediation of contamination) and human health and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42. U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws, including, without limitation, Tex. Nat. Res. Code, Title 3 (Oil and Gas) and 16 Tex. Admin. Code. pt. 1 (Railroad Commission of Texas).

“Applicable Law” shall mean any federal, state, local, or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity, or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Basic Documents” shall mean (a) all Oil and Gas Leases, and (b) all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Properties in the manner in which they are currently being owned, explored, developed, operated, maintained or used and in accordance with the prudent practices of the oil and gas industry; provided however that “Basic Documents” shall not include that portion of contracts or agreements which relate to the ownership and operation of the surface of the Properties.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

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“Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit” shall mean a Common Unit, as defined in the Partnership Agreement.

“Disposal” shall mean disposal as defined under RCRA § 103(3), 42 U.S.C. § 6903(3).

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“Environmental Condition” shall mean any event occurring or condition existing prior to the Closing Date with respect to the Properties, or a Hazardous Materials Release or Disposal on or to the Environment at any Properties, any of which has caused or may later cause any Property to be subject to Remediation under, or not to be in compliance with, any Applicable Environmental Law.

“Environmental Liability” shall mean any cost, damage, expense, liability, obligation, or other responsibility arising from or under either an Applicable Environmental Law or relating to an Environmental Condition.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means (a) the following Taxes: (i) all Taxes that relate to the Properties or any employee of the Contributor for any Pre-Closing Tax Period; (ii) all Taxes of, or imposed on, the Contributor that are unrelated to the Properties; and (iii) all income, franchise, net worth, or other similar Taxes of, or imposed on, the Contributor (including to the extent related to the Properties or any employees of the Contributor); and (b) any Liability of the Partnership for any Taxes referred to in clause (a) whether imposed directly, as a transferee or successor, pursuant to joint and/or several liability, pursuant to a Contract, by an obligation to withhold or otherwise.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or may form the basis of liability under any Applicable Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Oil and Gas, or petroleum products.

39	CONFIDENTIAL

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist if any individual who is serving as an officer of such Person (or in any similar capacity) is actually aware of the fact or other matter in question; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Lessee” shall mean any lessee under any Oil and Gas Lease.

“Like-Kind Exchange” means a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local Tax laws.

“Material Adverse Effect” shall mean with respect to any adverse change or adverse condition that has had, or could reasonably be expected to have, a material adverse effect on (a) the ownership or value of the Properties, taken as a whole, the duration of which could reasonably be expected to last at least six months, or (ii) the ability of the Partnership to consummate the transactions contemplated hereby; provided that any prospective change or changes in the conditions listed above or relating to or resulting from (i) the transactions contemplated by this Agreement (or the announcement of such transactions), (ii) any change or changes in the prices of oil, gas, natural gas liquids or other hydrocarbon products or (iii) general economic conditions or local, regional, national or international oil and gas industry conditions, shall not be deemed to constitute a Material Adverse Effect.

“Oil and Gas Interest” shall mean the mineral interest and the corresponding right to produce oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances or minerals.

“Oil and Gas Lease” shall mean an oil and gas lease relating to the Properties and the real and personal property related thereto.

“Other Minerals” shall mean sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of Oil and Gas.

“Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Partnership, as currently in effect.

“Permitted Encumbrances” shall mean the following:

(a) Liens for Taxes not yet due and payable or, if delinquent, being contested in good faith by appropriate actions;

(b) Statutory liens (including materialmen’s, mechanic’s, repairmen’s landlord’s, and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable or, if delinquent, being contested in good faith by appropriate actions;

40	CONFIDENTIAL

(c) All rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Properties or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(d) All rights reserved to or vested in any Governmental Entity to control or regulate any of the Property in any manner, and all obligations and duties under all Applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Entity;

(e) Any Defect affecting the Properties which will be discharged by the Contributor at or prior to the Closing;

(f) Any matters shown on Exhibit A;

(g) Any encumbrance, title defect or other matter (whether or not constituting a Defect) waived or deemed waived by the Partnership pursuant to this Agreement;

(h) a defect based solely on (1) lack of information in the Contributor’s files, or (2) references to a document(s) if such document(s) is not in the Contributor’s files and would be reasonably unlikely to cause a Defect;

(i) defects arising out of lack of corporate or other entity authorization unless the Partnership provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(j) defects arising out of lack of survey, unless a survey is required by Applicable Law;

(k) defects involving a counterparty no longer in existence or in bankruptcy or receivership occurring prior to 1987;

(l) defects arising from unreleased instruments absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title to the Oil and Gas Interests;

(m) defects of title that would not be reasonably expected to result in claims that would materially and adversely affect the Contributor’s title to, or ownership, operations, or value of in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Partnership provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title;

(n) defects involving the lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgement, or approval of any instrument in the Contributor’s chain of title occurring prior to 1987, or absent reasonable evidence of an actual claim of superior title from a third Person attributable to such matter; and

41	CONFIDENTIAL

(o) defects related to the execution of this Agreement or the Conveyances and the transactions contemplated herein.

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” means any Tax period (or portion of a Tax period) beginning on or after the day immediately following the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion of a Tax period) ending on or before the Closing Date.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Property Tax” shall mean any ad valorem, property (real, personal or mixed) or similar tax.

“Reasonable Best Efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” shall mean all data, files or records in the control or possession of the Contributor pertaining to the ownership of the Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently being paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports, notices, evidence of payment, correspondence and other data related to the Properties; provided, however, that “Records” shall not include any of the foregoing to the extent that portion of such records relate to the ownership and operation of the surface of the Properties or the Excluded Properties.

“Reference Date” shall mean April 1, 2017.

“Release” shall mean release as defined under CERCLA § 101(22), 42 U.S.C. § 9601(22).

“Remediate” or “Remediation” shall mean any action or work taken to remove or otherwise remedy any Environmental Condition, including (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, abatement, corrective action, remediation, Disposal, storage, handling, or treatment required under any Applicable Environmental Law and (ii) any action required to bring any Properties into compliance with any Applicable Environmental Law.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

42	CONFIDENTIAL

“Tax” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and (b) any liability of the Contributor for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, by contract, or otherwise.

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, extensions, information returns, or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Total Consideration Value” shall mean Twenty-Four Million Thirty-Three Thousand One Hundred Eighty-Eight U.S. Dollars and Fifty Cents ($24,033,188.50), subject to adjustment pursuant to Section 1.6.

“Transaction Documents” shall mean this Agreement, the Conveyances and any document, agreement, instrument or certificate delivered pursuant hereto.

“Transfer Application” shall have the meaning assigned to it in the Partnership Agreement.

“Transfer Tax” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated under this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

“Unit” shall mean, collectively, a drilling, spacing, proration, production or enhanced recovery unit formed pursuant to a voluntary unitization, communitization or pooling agreement, or a drilling, spacing, proration, production or enhanced recovery unit formed under or pursuant to law, rule or regulation or other action of a regulatory body having jurisdiction.

43	CONFIDENTIAL

Section 11.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Agreement	Introduction
Allocated Value	Section 1.5(a)(i)
Asserted Defects	Section 1.5(a)(i)
Assigned Rights	Section 7.4(h)
Cash Purchase Price	Section 1.3(a)
Closing	Section 6.4
Closing Date	Section 6.4
Closing Settlement Statement	Section 6.7(b)
Confidential Information	Section 5.1
Contributed Cash True-Up Amount	Section 6.7(b)
Contributor	Introduction
Contributor’s Indemnified Parties	Section 9.2(b)
Contributed Cash	Section 1.1(g)
Conveyances	Section 1.4
Defect	Section 1.5(a)(ii)
Defect Deadline	Section 1.5(a)(i)
Defect Notice	Section 1.5(a)(i)
Defect Property	Section 1.5(b)
Deposit	Section 1.3(b)
Disputed Amounts	Section 6.7(d)
Estimated Settlement Statement	Section 6.7(a)
Exchange Agent	Section 1.3(a)
Excluded Properties	Section 1.2
Final Allocation Statement	Section 7.4(g)
Independent Accountant	Section 6.7(d)
Loss	Section 9.2(a)
Partnership	Introduction
Partnership Audited Financial Statements	Section 2.7
Partnership-Entitled Production and Proceeds	Section 7.1
Partnership Financial Statements	Section 2.7
Partnership GP	Section 2.3(a)
Partnership Indemnified Parties	Section 9.2(a)
Partnership Latest Balance Sheet	Section 2.7
Partnership Unaudited Financial Statements	Section 2.7
Production	Section 1.1(d)
Properties	Section 1.1
Registration Statement	Section 2.14
Representatives	Section 5.1
Resolution Period	Section 6.7(c)
Review Period	Section 6.7(c)
SEC	Section 2.13
SEC Filings	Section 2.13
Settlement Matters	Section 6.7(a)
Statement of Objections	Section 6.7(c)
Subject Units	Section 1.3(a)
Tax Basis Schedule	Section 7.4(f)
Tax Treatment	Section 1.7

44	CONFIDENTIAL

Defined Term	Section Reference
1060 Forms	Section 7.4(g)
Third Party Claim	Section 9.3(b)
Transfer	Section 1.1
Undisputed Amounts	Section 6.7(d)

[Signature Page Follows]

45	CONFIDENTIAL

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the date first above written.

THE PARTNERSHIP:

DORCHESTER MINERALS, L.P.

By: Dorchester Minerals Management LP,
its general partner

By: Dorchester Minerals Management GP LLC,
its general partner

By:	/s/ William Casey McManemin
William Casey McManemin,
Chief Executive Officer and Manager

SIGNATURE PAGE TO

CONTRIBUTION, EXCHANGE AND PURCHASE AGREEMENT

THE CONTRIBUTOR:

DSD ROYALTY, LLC

By:	/s/ Derek Dehoyos
Derek Dehoyos
President

SIGNATURE PAGE TO

CONTRIBUTION, EXCHANGE AND PURCHASE AGREEMENT

EXHIBIT A

PROPERTIES

County	Legal Description	Gross Acres	Net Mineral Acres	Net Royalty Acres	Leases	Lessor	Lessee	Allocated Value
Glasscock	Sec 19, BLK 35, T3S	640.0	5	10	23/171 50/211 80/369 230/136	Glenn S. Brunson, Jr, et al Shirley Brunson Hood, et al Brunson Legacy Partnership, et al Brunson Legacy Partnership, et al	Trend Exploration Company Range Production I, L.P., et al Celero Energy, LP Adventure Exploration Partners II, LLC	$89,919.00
Glasscock	Sec 26, BLK 36, T3S	640.0	9	18	100/89 109/226	Edward B. Weyman Roberta Weyman, et al	Heck Exploration Company, Inc. Heck Exploration Company, Inc.	$161,855.00
Glasscock	Sec 30, BLK 35, T3S	640.0	9	18	105/395	Brunson Ranch Company, Ltd, et al	Pioneer Natural Resources USA, Inc	$161,855.00
Glasscock	Sec 36, Blk 36, T3S	640.0	9	18	341/341 #4319 105/388	Glenn S. Brunson, Jr, et al Shirley Brunson Hood, et al Brunson Ranch Company, Ltd, et al	K.C. Bates Mariah Energy Corporation Pioneer Natural Resources USA, Inc	$161,855.00
Glasscock	Sec 3, Block 35, T2S, A-294, Wade Survey	640.0	2.55	4.08	100/610 146/55	The Jean Broughton Trust, et al Ingram Farms, Inc	MPI Energy Partners, LP RBP Land Company	$36,687.04
Glasscock	Sec 3, Block 35, T2S, A-523, T&P Survey	640.0	2.55	4.08	100/610 146/55	The Jean Broughton Trust, et al Ingram Farms, Inc	MPI Energy Partners, LP RBP Land Company	$36,687.04
Glasscock	Sec 2, Block 35, T2S, A-1047, T&P Survey	643.4	2.68	4.720258065	108/58 131/309 132/318	Alfred Eugerne Perry Alfred E. Perry, AIF Alfred E. Perry, AIF	MPI Energy Partners, LP Ventex Oil & Gas Ventex Oil & Gas	$42,444.19
Howard	E2 Sec 22, Blk 34, T1N	320.0	17	27.2	1346/452 1346/456 1346/447 1346/449 1346/454	Arnold N. Williams Joy Williams Hecht Marshall Allin Leaffer Neal M. Williams Richard A. Williams	HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC	$244,580.29
Howard	E2 Sec 22, Blk 34, T1N				1346/452 1346/456 1346/447 1346/449 1346/454	Arnold N. Williams Joy Williams Hecht Marshall Allin Leaffer Neal M. Williams Richard A. Williams	HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC	$0.00
Howard	E2 Sec 22, Blk 34, T1N	320.0	1.68853895	2.701662	1346/452 1346/456 1346/447 1346/449 1346/454	Arnold N. Williams Joy Williams Hecht Marshall Allin Leaffer Neal M. Williams Richard A. Williams	HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC HEBSWD, LLC	$24,293.14
Howard	SE/4 of the NE/4 Sec 14, BLK 33, T1S	40.0	12.5	22.5	1454/110	Don Anderson	DSD Energy Resources, LLC	$202,318.26
Howard	SE/4 of the NE/4 Sec 14, BLK 33, T1S	40.0	6.0	10.8	1454/108	E. Warren Anderson	DSD Energy Resources, LLC	$121,390.95
Howard	SE/4 of the NE/4 Sec 14, BLK 33, T1S	40.0	12	21.1	1455/222	Wanda Wiley	DSD Energy Resources, LLC	$158,257.84
Howard	SE/4 of the NE/4 Sec 14, BLK 33, T1S	40.0	ORRI	4.8	1454/110 1454/108 1455/222	Don Anderson E. Warren Anderson Wanda Wiley	DSD Energy Resources, LLC DSD Energy Resources, LLC DSD Energy Resources, LLC	$43,161.23
Howard	Section 39, Block 32, T1N	451.6	15.054	30.108	1554/325	DSD Energy Resources, LLC	Aetos Energy Partners, LLC	$270,728.80
Howard	Sec 6, Blk 33, T1S, N of rr tract	320.0	ORRI	12.8	699/70 699/73 699/78	Roy Bates, Jr, et al J. Hoke Peacock, et al Wallace A. Phillips, et al	John E. Pulte John E. Pulte John E. Pulte	$115,096.61
Howard	W/2 of Section 1, BLK 34, T1S	310.0	21.53	32.295	544/765 581/242	Florence Marie Hall Texas Comerce Bank, et al	Exxon Corporation Choate Company, Inc	$290,394.14
Howard	W/2 of Section 1, BLK 34, T1S	310.0	6	9	544/765 581/242	Florence Marie Hall Texas Comerce Bank, et al	Exxon Corporation Choate Company, Inc	$80,927.30
Martin	SE/4 Sec 17, Blk 36, T2N	160.0	ORRI	8	187/34	G.I. Madison, Jr. MD	Jones & Lyons	$71,935.38

Exhibit A – Page 1

Martin	E/2 Section 28, Blk 35, T1N	320.0	8	16	13/175 13/180 13/185 13/190 28/743 28/747 28/751 28/755 199/189 404/570 404/579 404/588 404/598 404/607	Richard A Williams Marshall Allin Leaffer Hannah S. Williams Joy Williams Hecht Joy Williams Hecht Richard A. Williams Marshall Allin Leaffer Hannah S. Williams, et al Ruth Williams Leaffer, et al Richard A. Williams Joy Williams Hecht Neal M. Williams Arnold M. Williams Marshall Allin Leaffer	Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation West Texas OIl & Gas Corporation SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC	$143,870.76
Martin	E/2 Section 28, Blk 35, T1N	320.0	11.777	23.554	13/175 13/180 13/185 13/190 28/743 28/747 28/751 28/755 199/189 404/570 404/579 404/588 404/598 404/607	Richard A Williams Marshall Allin Leaffer Hannah S. Williams Joy Williams Hecht Joy Williams Hecht Richard A. Williams Marshall Allin Leaffer Hannah S. Williams, et al Ruth Williams Leaffer, et al Richard A. Williams Joy Williams Hecht Neal M. Williams Arnold M. Williams Marshall Allin Leaffer	Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation Abraxas Production Corporation West Texas OIl & Gas Corporation SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC SITL Energy, LLC	$211,795.74
Martin	E2 Sec 11, BLK 36, T1N	320.0	1.9	1.9				$17,084.65
Martin	Sec 10, Block 38, T1N	640.0	4.656	4.656	16//206	George W. Glass, et al	Gulf Oil Corporation	$41,866.39
Martin	Sec 4, Blk 37, T1S	640.0	15	15	123/276 116/408	Laytha Mae Wood, et al George A. Heath, et al	Max H. Christensen Penzoil United, Inc.	$134,878.84
Martin	Sec 5, Blk 36, T1s	640.0		0.23808				$2,140.80
Martin	NE4 NE4 of Sec 22, Blk 36, T1s	40.0		0.3650756	248/373	NR Holcombe, et al	Staley Gas CO., Inc.	$3,282.73
Martin	NE4 NE4 of Sec 22, Blk 36, T1s	40.0		0.3650756	248/373	NR Holcombe, et al	Staley Gas CO., Inc.	$3,282.73
Martin	NE4 NE4 of Sec 22, Blk 36, T1s	40.0		0.3650756	248/373	NR Holcombe, et al	Staley Gas CO., Inc.	$3,282.73
Midland	W/2 of the NE/4 Sec 44, BLK 37, T1S	80.0	6.6666	6.77	2333/382 2333/378	Dickie Holcomb Ballard Wilma Faye Reinhardt Minton	K. Bryan Reeves K. Bryan Reeves	$60,875.32
Midland	E/2 of the NE/4 Sec 44, BLK 37, T1S	80.0	6.667	10.8333	2015-10824 2015-18774	Dickie Holcomb Wilma Fay Minton	Pradera Energy, LLC Pradera Energy, LLC	$97,412.19
Reagan	Sec 173, Block 2	640.0		15.39	185/675 185/557 185/555	Thomas Michael Cook Paul Huff Cynthia Wohlford	NM Ventures, LLC NM Ventures, LLC NM Ventures, LLC	$138,385.69
Reagan	Sec 204, Block 1	640.0	17.77766667	28.44426667	169/184 169/182	Laura V. Smith George C. Smith	John L. Cox John L. Cox	$255,768.64

Exhibit A – Page 2

Reagan	Sec 1, Blk H, A341	649.1	97.46642188	97.46642188	23/596	RE Ringo and Renna T Ringo	Reese Cleveland	$1,187,536.24
Reagan	Sec 3, Blk H, A342	644.9	116.9888906	116.9888906	23/596	RE Ringo and Renna T Ringo	Reese Cleveland	$1,425,399.08
Reagan	Sec 5, Blk H, A343	645.1	54.027125	54.027125	23/596	RE Ringo and Renna T Ringo	Reese Cleveland	$658,269.46
Reagan	Sec 6, Blk H, A806(Cert 75)	646.2	97.03096875	97.03096875	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,182,230.66
Reagan	Sec 7, Blk H, A344	648.3	97.34629688	97.34629688	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,718,168.53
Reagan	Sec 8, Blk H, A789	651.4	100.3563125	100.3563125	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,771,295.50
Reagan	Sec 9, Blk H, A345	649.6	100.079	100.079	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,766,400.92
Reagan	Sec 11, Blk H, A346	645.9	53.12415365	84.99864583	199/672	Renna T. Ouderkerk Irrevocable Trust dated 2/11/1963	Southwest Land & Royalty WT, LLC	$1,035,628.18
Reagan	Sec 12, Blk H, A791	635.1	29.7703125	47.6325	199/672	Renna T. Ouderkerk Irrevocable Trust dated 2/11/1963	Southwest Land & Royalty WT, LLC	$580,357.00
Reagan	Sec 13, Blk H, A347	637.8	52.45794271	52.45794271	280/126	DSD Royalty, LLC	DSD Energy Resources, LLC	$639,150.46
Reagan	Sec 14, Blk H, A790	644.7	99.32409375	99.32409375	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,753,076.77
Reagan	Sec 7 Blk D, A329	646.4	142.8423591	21.4272	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$378,191.49
Reagan	Sec 8 Blk D, A735(Cert 147)	649.0	143.4169107	21.4272	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$378,191.49
Reagan	Sec 9 Blk D, A330	648.4	100.2265093	100.2265093	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,769,004.47
Reagan	Sec 10 Blk D, A788	644.2	97.06088757	97.06088757	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,713,131.03
Reagan	Sec 11 Blk D, A331	643.5	96.95541936	96.95541936	30/227	Renna T Ringo, et al	Helmerich & Payne, Inc	$1,181,310.16
Reagan	Sec 8 Blk M	642.7	32.63710938	52.219375	199/672	Renna T. Ouderkerk Irrevocable Trust dated 2/11/1963	Southwest Land & Royalty WT, LLC	$636,243.74
Reagan	Sec 22 Blk K, A4(Cert 277)	644.9	40.30625	60.459375	131/175	RE Stouffer, Trustee	Charles, Hannon	$736,640.35
Upton	Sec 20, Blk D, A-582	640.0	10.666667	10.666667	137/127	Sadie Frizzell, et al	Phillips Petroleum Company	$95,913.84
Upton	Sec 20, Blk D, A-582	640.0		1.66624	137/127	Sadie Frizzell, et al	Phillips Petroleum Company	$14,982.70

Exhibit A – Page 3

EXHIBIT B

INSTRUMENTS OF CONVEYANCE

[See Attached.]

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

MINERAL DEED

(“Deed”)

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

“Grantor”:	DSD Royalty, LLC
PO Box 229
Fort Worth, Texas 76101

“Grantee”:	Dorchester Minerals, L.P.
3838 Oak Lawn Avenue, Suite 300
Dallas, Texas 75219

Effective Date: April 1, 2017

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby grant, sell, transfer, convey, assign and deliver unto Grantee all of Grantor’s right, title and interest in and to the following:

A.	the (i) mineral interest and corresponding right to produce oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances and minerals and (ii) sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of oil and gas (collectively, the “Mineral Interests”), in, on and under the properties, rights and interests (including, without limitation, oil and gas leases, royalty interests, overriding royalty interests, fee royalty interests, fee mineral interests, net profits interests and other interests) described in Exhibit A attached hereto and made a part hereof (the “Lands”);

B.	unitization, lease pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the units created thereby, as it relates to the properties, rights and interests described in Paragraph A above;

C.	operating agreements, production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements which cover, affect, or otherwise relate to the properties, rights and interests described in Paragraph A or Paragraph B above or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of oil and gas or other minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;

D.	oil and gas and other minerals produced from or allocated to the properties, rights and interests described in Paragraph A or Paragraph B above, and any products processed or obtained therefrom (collectively, the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Effective Date, other than proceeds of Production that are attributable to periods prior to the Effective Date and that are actually received by the Grantor prior to the Effective Date), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located, or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

E.	all payments received, or to be received, in lieu of Production from the properties, rights and interests described in Paragraph A or Paragraph B above (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred on, before or after the Effective Date, other than payments attributable to periods prior to the Effective Date and that are actually received by the Grantor prior to the Effective Date), including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by the Grantor as a result of the Grantor (and/or its predecessors in title) taking or having taken less gas from lands covered by a property right or interest described in Paragraph A or Paragraph B, than its ownership of such property right or interest would entitle it to receive and (iv) shut-in rental or royalty payments;

F.	to the extent legally transferable, all interests in all favorable contract rights and choses in action (i.e., rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in Paragraphs A-D above regardless of whether the same arose, and/or the events which gave rise to the same occurred on, before or after the Effective Date hereof, and further regardless of whether same arise under contract, the law or in equity); and

Mineral Deed	Page 2 of 7

G.	all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority.

This Deed is made and accepted subject to all valid and existing oil, gas and mineral leases of record in the county in which the Lands are located insofar as they cover all or any part of the interests herein conveyed; provided, however, that there is intended to be included in this conveyance, and Grantor grants and conveys to Grantee, any and all rights appurtenant to the interests herein conveyed, including, without limitation, the right to execute new leases and the right to receive royalties, advance royalties, bonuses, delay rentals, and other benefits or amounts payable or to be paid with respect to the oil, gas and other minerals attributable to the Lands (whether under the terms of any such leases or otherwise) or the proceeds from sale of Production therefrom and other amounts that may have previously accrued or may hereafter accrue, or are otherwise attributable to the interest herein conveyed, regardless of whether accruing and/or attributable to periods of time before or after the date of this Deed (including, without limitation, any funds held in suspense by any operator or Production purchaser). This Deed is further subject to all terms and conditions of any valid and existing unit declarations, pooling agreements, operating agreements, oil and gas purchase or sale contracts and similar contracts and agreements, which, in each case, cover or affect all or any part of the interests herein conveyed, to the extent any such matters are valid and existing as of the date of this Deed.

Grantor excepts, reserves and excludes from this Deed any and all leasehold working interests and other rights of lessee under and pursuant to the oil and gas leases set forth in Exhibit “B” attached hereto and incorporated by reference herein, including, without limitation, rights under any and all contracts, agreements, orders, laws, rules and regulations arising from or attributable to such leasehold working interests and other rights of lessee (the “Excluded Interests”).

TO HAVE AND TO HOLD all of the said interest of Grantor in and to all of the oil, gas and other minerals of every kind, character and description in, on, under or that may be produced from the Lands and/or lands pooled therewith, together with all and singular the rights and appurtenances thereto in anywise belonging, unto the said Grantee, its successors, heirs and assigns, forever, and Grantor, for itself and its heirs, executors, administrators, successors and assigns does hereby agree to forever warrant and defend title to the oil, gas and other minerals of every kind, character and description in, on, under or that may be produced from the Lands unto Grantee and Grantee’s successors, heirs and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

Mineral Deed	Page 3 of 7

This Deed is made in accordance with, and is subject to, that Contribution, Exchange and Purchase Agreement by and between Grantor and Grantee dated June 27, 2017 (the “Contribution Agreement”). In the event of a conflict between the Contribution Agreement and this Deed, the Contribution Agreement shall govern, control and prevail.

Grantor, does hereby expressly authorize and direct any purchaser of oil and/or gas produced from the Lands or lands pooled or unitized therewith, or otherwise attributable to the interests herein conveyed, to pay to Grantee, its successors or assigns, all of the proceeds from sale of Production and other amounts that may have been previously accrued, may hereafter accrue, or are otherwise attributable to the interest herein conveyed, regardless of whether accruing and/or attributable to periods of time before or after the date of this Deed (including, without limitation, any funds held in suspense by any operator or Production purchaser), without a requirement that the Grantor execute a transfer order or other similar instrument before such payments are made to Grantee. Grantor agrees to execute and perform such further actions and assurances as may be reasonably requested or required to allow Grantee full use, benefit, and enjoyment of the interests conveyed by this Deed and all proceeds of Production attributable thereto.

This Deed is governed by and interpreted under the laws of the State of Texas, without regard to its choice of law rules.

*The rest of this page is intentionally left blank*

Mineral Deed	Page 4 of 7

This Deed is signed by Grantor and Grantee as of the dates set forth in their respective acknowledgements below, but is effective for all purposes as to the Effective Date stated above.

GRANTOR:

DSD ROYALTY, LLC

By:
Derek Dehoyos
Title:	President

GRANTEE:

DORCHESTER MINERALS, L.P.

By:	Dorchester Minerals Management LP,
its general partner

By:	Dorchester Minerals Management GP LLC,
its general partner

By:
William Casey McManemin,
Chief Executive Officer and Manager

Mineral Deed	Page 5 of 7

Acknowledgements

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on             , 2017, by Derek Dehoyos, President of DSD Royalty, LLC, a Texas limited liability company, as the act and deed of such limited liability company.

In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:	Notary Public in and for the
State of Texas

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on this         day of                 , 2017, by William Casey McManemin, Chief Executive Officer and Manager of Dorchester Minerals Management GP LLC, the general partner of Dorchester Minerals Management LP, the general partner of Dorchester Minerals, L.P., a Delaware limited partnership, on behalf of said limited liability company and limited partnership.

My Commission Expires:	Notary Public in and for the
State of Texas

Mineral Deed	Page 6 of 7

Exhibit “A”

Attached to and made a part of that certain Mineral Deed made effective                , 2017 by and between DSD Royalty, LLC, as Grantor and Dorchester Minerals, L.P., as Grantee.

Lands:

[See attached.]

Mineral Deed	Page 7 of 7

EXHIBIT A

Attached to and made a part of that certain Mineral Deed, dated effective April 1, 2017,

between DSD Royalty, LLC, as Grantor, and Dorchester Minerals, L.P., as Grantee

LANDS

COUNTY	LEGAL DESCRIPTION
Glasscock	Sec 19, Blk 35, T3S, A-321, T&P RR Co. Survey
Glasscock	Sec 26, Blk 36, T3S, A-1058, T&P RR Co. Survey
Glasscock	Sec 30, Blk 35, T3S, A-777, T&P RR Co. Survey
Glasscock	Sec 36, Blk 36, T3S, A-940, T&P RR Co. Survey
Glasscock	Sec 3, Blk 35, T2S, A-294, T&P RR Co. Survey
Glasscock	Sec 3, Blk 35, T2S, A-523, Wade Survey
Glasscock	Sec 2, Blk 35, T2S, A-1047, T&P RR Co. Survey
Howard	E2 Sec 22, Blk 34, T1N, A-1348, T&P RR Co. Survey
Howard	SE/4 of the NE/4 Sec 14, Blk 33, T1S, A-633, T&P RR Co. Survey
Howard	Section 39, Blk 32, T1N, A-147, T&P RR Co. Survey
Howard	Sec 6, Blk 33, T1S, N of rr tract, T&P RR Co. Survey
Howard	W/2 of Section 1, Blk 34, T1S, A-404, T&P RR Co. Survey
Martin	SE/4 Sec 17, Blk 36, T2N, A-159, T&P RR Co. Survey
Martin	E/2 Section 28, Blk 35, T1N, A-777, T&P RR Co. Survey
Martin	E2 Sec 11, Blk 36, T1N, A-132, T&P RR Co. Survey
Martin	Sec 10, Blk 38, T1N, A-716, T&P RR Co. Survey
Martin	Sec 4, Blk 37, T1S, A-642, T&P RR Co. Survey
Martin	Sec 5, Blk 36, T1S, A-191, T&P RR Co. Survey
Martin	NE4 NE4 of Sec 22, Blk 36, T1S, A-499, T&P RR Co. Survey
Midland	W/2 of the NE/4 Sec 44, Blk 37, T1S, A-1378, T&P RR Co. Survey
Midland	E/2 of the NE/4 Sec 44, Blk 37, T1S, A-1378, T&P RR Co. Survey
Reagan	Sec 173, Blk 2, A-599, T&P RR Co. Survey
Reagan	Sec 204, Blk 1, A-409, T&P RR Co. Survey
Reagan	Sec 1, Blk H, A-341, L&SV RR Co. Survey
Reagan	Sec 3, Blk H, A-342, L&SV RR Co. Survey
Reagan	Sec 5, Blk H, A-343, L&SV RR Co. Survey
Reagan	Sec 6, Blk H, A-806(Cert 75), L&SV RR Co. Survey
Reagan	Sec 7, Blk H, A-344, L&SV RR Co. Survey
Reagan	Sec 8, Blk H, A-789, L&SV RR Co. Survey
Reagan	Sec 9, Blk H, A-345, L&SV RR Co. Survey
Reagan	Sec 11, Blk H, A-346, L&SV RR Co. Survey

Reagan	Sec 12, Blk H, A-791, L&SV RR Co. Survey
Reagan	Sec 13, Blk H, A-347, L&SV RR Co. Survey
Reagan	Sec 14, Blk H, A-790, L&SV RR Co. Survey
Reagan	Sec 7, Blk D, A-329, L&SV RR Co. Survey
Reagan	Sec 8, Blk D, A-735(Cert 147), L&SV RR Co. Survey
Reagan	Sec 9, Blk D, A-330, L&SV RR Co. Survey
Reagan	Sec 10, Blk D, A-788, L&SV RR Co. Survey
Reagan	Sec 11, Blk D, A-331, L&SV RR Co. Survey
Reagan	Sec 8, Blk M, A-796, TC RR Co. Survey
Reagan	Sec 22, Blk K, A-4(Cert 277), TC RR Co. Survey
Upton	Sec 20, Blk D, A-582, EL&RR Co. survey

Exhibit “B”

Attached to and made a part of that certain Mineral Deed made effective             , 2017 by and between DSD Royalty, LLC, as Grantor and Dorchester Minerals, L.P., as Grantee.

Excluded Interests:

County	Lessor	Lessee	Inst #	Sec	Blk	Twshp	Lease Date
Howard	Millennium Resources	DSD Energy, et al	2016-7667	6	33	T1S	3/15/2015
Howard	DSD Energy	Aetos Energy	2016-6816	39	32	T1N	7/12/2016
Reagan	DSD Royalty	DSD Energy	2017-125210	13	H		4/1/2017

EXHIBIT C

TAX BASIS SCHEDULE

Type	County	State	Legal Description	Total Retained COGS
Minerals	Glasscock	TX	Section 26, Block 36, T3S, A-1058, Glasscock County, TX	33,312.50
Minerals	Glasscock	TX	Section 30, Block 35, A-777, Glasscock County, TX	33,312.50
Minerals	Glasscock	TX	Section 36, Block 36, T3S, A-940, Glasscock County, TX	33,312.50
Minerals	Glasscock	TX	Section 19, Block 35, T3S, A-321, Glasscock County, TX	33,312.50
Minerals	Glasscock	TX	All of Section 3, Block 35, T2S, T&P RR Co. Survey, A-294, Glasscock County, TX	22,085.89
Minerals	Glasscock	TX	All of Section 3, Block 35, T2S, T&P RR Wade Survey, A-523, Glasscock County, TX	22,085.89
Minerals	Glasscock	TX	All of Section 2, Block 35, T2S, T&P RR Co. Survey, A-1047, Glasscock County, TX	22,203.22
ORRI	Howard	TX	Section 14, Block 33, T1S, Howard County, TX	1,012.50
Minerals	Howard	TX	SE/ 4 of the NE/4, Save & Except the NW/4 of the SE/4 of the SE/4 of the S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX	51,487.50
Minerals	Howard	TX	E/2 of Section 22, Block 34, T1N, T&P Ry Co Survey, Howard County, TX	50,409.71

Exhibit C – page 2

Minerals	Howard	TX	SE/ 4 of the NE/4, Save & Except the NW/4 of the SE/4 of the SE/4 of the S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX	18,333.33
Minerals	Howard	TX	SE/ 4 of the NE/4, Save & Except the NW/4 of the SE/4 of the SE/4 of the S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX	18,333.33
Minerals	Howard	TX	SE/ 4 of the NE/4, Save & Except the NW/4 of the SE/4 of the SE/4 of the S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX S/2 of the SE/4 of the SE/4 of the NE/4 of Section 14, Block 33, T1S, Howard County, TX	18,333.33
Minerals	Howard	TX	W/2 of Section 1, Block 34, T1S, Howard County, TX, Save and Except, 10 acre tract conveyed in Mineral Deed dated 12/16/1929, from HT Lane, et us, grantors, to CA Duncan, grantee and recorded in volume 78, page 547 of the Deed Records of Howard County, TX	52,590.00
Minerals	Howard	TX	W/2 of Section 1, Block 34, T1S, Howard County, TX, Save and Except, 10 acre tract conveyed in Mineral Deed dated 12/16/1929, from HT Lane, et us, grantors, to CA Duncan, grantee and recorded in volume 78, page 547 of the Deed Records of Howard County, TX	120,460.00
Minerals	Howard	TX	W/2 of Section 1, Block 34, T1S, Howard County, TX, Save and Except, 10 acre tract conveyed in Mineral Deed dated 12/16/1929, from HT Lane, et us, grantors, to CA Duncan, grantee and recorded in volume 78, page 547 of the Deed Records of Howard County, TX	30,000.00
Minerals	Howard	TX	E/2 of Section 22, Block 34, T1N, T&P Ry. Co. Survey, A-1694, Howard County, TX	10,000.00
ORRI	Howard	TX	Section 6, Block 33, T1S, T&P Ry. Co. Survey, Howard County, TX	12,500.00

Exhibit C – page 3

Minerals	Howard	TX	Section 39, Block 32, T1N, T&P Ry Survey, Tract 1, 2, & 3, by metes & bounds description in Deed Records 404/350, Howard County, TX	9,785.10
Minerals	Howard	TX	Section 39, Block 32, T1N, T&P Ry Survey, Tract 1, 2, & 3, by metes & bounds description in Deed Records 404/350, Howard County, TX	9,785.10
Minerals	Howard	TX	Section 39, Block 32, T1N, T&P Ry Survey, Tract 1, 2, & 3, by metes & bounds description in Deed Records 404/350, Howard County, TX	9,785.10
Minerals	Howard	TX	Section 39, Block 32, T1N, T&P Ry Survey, Tract 1, 2, & 3, by metes & bounds description in Deed Records 404/350, Howard County, TX	9,785.10
Minerals	Howard	TX	Section 39, Block 32, T1N, T&P Ry Survey, Tract 1, 2, & 3, by metes & bounds description in Deed Records 404/350, Howard County, TX	9,785.10
Minerals	Howard	TX	All interest owned in Section 14, Block 33, T1S, Howard County, TX	15,000.00
Minerals	Howard	TX	E/2 of Section 22, Block 34, T1N, T&P Ry Co Survey, Howard County, TX	54,010.41
ORRI	Martin	TX	SE/4 of Section 17, Block 36, T2N, T&P Ry. Co. Survey, Martin County, TX	3,500.00
Minerals	Martin	TX	E/2 of Section 28, Block 35, T1N, A-777, T&P RR Co Survey, Martin County, TX	94,925.92
Minerals	Martin	TX	All of Section 10, Block 38, T1N, T&P RR Co. Survey, A-716, Martin County, TX	27,285.97
Minerals	Martin	TX	All of Section 4, Block 37, T1S, Texas & Pacific RR Company Survey, A-642, Martin County, TX	86,728.13
Minerals	Martin	TX	NE/4 of the NE/4 of Section 22, Block 36, T1S, A-499, T&P RR Co. Survey, Martin County, TX	1,459.83
Minerals	Martin	TX	All Interest in Section 11, Block 36, T1N, A-132 , Martin County, TX	6,000.00
Minerals	Martin	TX	E/2 of Section 28, Block 35, T1N, A-777, T&P RR Co Survey, Martin County, TX	66,016.49
Minerals	Martin	TX	NE/4 of the NE/4 of Section 22, Block 36, T1S, A-499, T&P RR Co. Survey, Martin County, TX	1,095.23
Minerals	Martin	TX	NE/4 of the NE/4 of Section 22, Block 36, T1S, A-499, T&P RR Co. Survey, Martin County, TX	1,095.23

Exhibit C – Page 4

Minerals	Martin	TX	All of Section 5, Block 36, T2N, A-153, T&P RR. Co. Survey, Martin County, TX	714.24
Minerals	Midland	TX	W/2 of the NE/4 of Section 44, Block 37, T1S, T&P RR Co. Survey, A-1378, Midland County, TX	50,833.34
Minerals	Midland	TX	E/2 of the NE/4 of Section 44, Block 37, T1S, T&P RR Co. Survey, A-1378, Midland County, TX	50,833.34
ORRI	Reagan	TX	Section 173, Block 2, T&P RR Co. Survey, Reagan County, TX	81,262.50
Minerals	Reagan	TX	All of Section 204, Block 1, T&P RR Co. Survey, A-409, Reagan County, TX	43,997.25
Minerals	Reagan	TX	All of Section 204, Block 1, T&P RR Co. Survey, A-409, Reagan County, TX	43,997.25
Minerals	Reagan	TX	Section 8, Block M, T&C Ry. Co. Survey, Reagan County, TX	2,996.25
Minerals	Reagan	TX	Section 8, Block M, T&C Ry. Co. Survey, Reagan County, TX	5,992.49
Minerals	Reagan	TX	Section 7, Block D, A-329, L&SV Ry. Co. Survey, Reagan County, TX	9,837.05
Minerals	Reagan	TX	Section 8, Block D, A-735 (Certificate 147), L&SV Ry. Co. Survey, Reagan County, TX	9,837.05
Minerals	Reagan	TX	E/2 of the NW/4, E/2 of the NE/4, S/2 of the SE/4 of Section 11, Block H, A-346, L&SV Ry. Co. Survey, Reagan County, TX	15,608.38
Minerals	Reagan	TX	Section 5, Block H, A-343, L&SV Ry. Co. Survey, Reagan County, TX	24,803.77
Minerals	Reagan	TX	Section 12, Block H, A-791, L&SV Ry. Co. Survey, Reagan County, TX	27,335.02
Minerals	Reagan	TX	Section 22, Block K, A-4 (Certificate 277), D&SE Ry. Co. Survey, Reagan County, TX	27,756.82
Minerals	Reagan	TX	SW/4, W/2 of the NE4, W/2 of the NW/4, N/2 of the SE/4 of Section 11, Block H, A-346, L&SV Ry. Co. Survey, Reagan County, TX	29,262.52
Minerals	Reagan	TX	Section 11, Block D, A-331, L&SV Ry. Co. Survey, Reagan County, TX	44,512.09

Exhibit C – Page 5

Minerals	Reagan	TX	Section 6, Block H, A-806 (Certificate 75), L&SV Ry. Co. Survey, Reagan County, TX	44,546.77
Minerals	Reagan	TX	Section 10, Block D, A-788, L&SV Ry. Co. Survey, Reagan County, TX	44,560.51
Minerals	Reagan	TX	Section 7, Block H, A-344, L&SV Ry. Co. Survey, Reagan County, TX	44,691.54
Minerals	Reagan	TX	Section 1, Block H, A-341, L&SV Ry. Co. Survey, Reagan County, TX	44,746.69
Minerals	Reagan	TX	Section 14, Block H, A-790, L&SV Ry. Co. Survey, Reagan County, TX	45,599.55
Minerals	Reagan	TX	Section 9, Block H, A-345, L&SV Ry. Co. Survey, Reagan County, TX	45,946.12
Minerals	Reagan	TX	Section 9, Block D, A-330, L&SV Ry. Co. Survey, Reagan County, TX	46,013.84
Minerals	Reagan	TX	Section 8, Block H, A-789, L&SV Ry. Co. Survey, Reagan County, TX	46,073.44
Minerals	Reagan	TX	Section 13, Block H, A-347, L&SV Ry. Co. Survey, Reagan County, TX	48,166.73
Minerals	Reagan	TX	Section 3, Block H, A-342, L&SV Ry. Co. Survey, Reagan County, TX	53,709.43
Minerals	Reagan	TX	Section 7, Block D, A-329, L&SV Ry. Co. Survey, Reagan County, TX	18,066.98
Minerals	Reagan	TX	Section 8, Block D, A-735 (Certificate 147), L&SV Ry. Co. Survey, Reagan County, TX	18,066.98
Minerals	Reagan	TX	Section 8, Block M, T&C Ry. Co. Survey, Reagan County, TX	24,078.15
Minerals	Reagan		E/2 of the NW/4, E/2 of the NE/4, S/2 of the SE/4 of Section 11, Block H, A-346, L&SV Ry. Co. Survey, Reagan County, TX	28,666.76
Minerals	Reagan	TX	Section 5, Block H, A-343, L&SV Ry. Co. Survey, Reagan County, TX	45,554.58
Minerals	Reagan	TX	Section 8, Block M, T&C Ry. Co. Survey, Reagan County, TX	48,156.29

Exhibt C – Page 6

Minerals	Reagan	TX	Section 12, Block H, A-791, L&SV Ry. Co. Survey, Reagan County, TX	50,203.45
Minerals	Reagan	TX	Section 22, Block K, A-4 (Certificate 277), D&SE Ry. Co. Survey, Reagan County, TX	50,978.12
Minerals	Reagan	TX	SW/4, W/2 of the NE4, W/2 of the NW/4, N/2 of the SE/4 of Section 11, Block H, A-346, L&SV Ry. Co. Survey, Reagan County, TX	53,744.28
Minerals	Reagan	TX	Section 11, Block D, A-331, L&SV Ry. Co. Survey, Reagan County, TX	81,750.85
Minerals	Reagan	TX	Section 6, Block H, A-806 (Certificate 75), L&SV Ry. Co. Survey, Reagan County, TX	81,814.55
Minerals	Reagan	TX	Section 10, Block D, A-788, L&SV Ry. Co. Survey, Reagan County, TX	81,839.78
Minerals	Reagan	TX	Section 7, Block H, A-344, L&SV Ry. Co. Survey, Reagan County, TX	82,080.43
Minerals	Reagan	TX	Section 1, Block H, A-341, L&SV Ry. Co. Survey, Reagan County, TX	82,219.72
Minerals	Reagan	TX	Section 14, Block H, A-790, L&SV Ry. Co. Survey, Reagan County, TX	83,748.07
Minerals	Reagan	TX	Section 9, Block H, A-345, L&SV Ry. Co. Survey, Reagan County, TX	84,384.59
Minerals	Reagan	TX	Section 9, Block D, A-330, L&SV Ry. Co. Survey, Reagan County, TX	84,508.97
Minerals	Reagan	TX	Section 8, Block H, A-789, L&SV Ry. Co. Survey, Reagan County, TX	84,618.41
Minerals	Reagan	TX	Section 13, Block H, A-347, L&SV Ry. Co. Survey, Reagan County, TX	88,462.95
Minerals	Reagan	TX	Section 3, Block H, A-342, L&SV Ry. Co. Survey, Reagan County, TX	99,069.35
Minerals	Upton	TX	All of Section 20, Block D, A-582, EL&RR RR. Co. Survey, Upton County, TX	45,070.41
ORRI	Upton	TX	All of Section 20, Block D, A-582, EL&RR RR. Co. Survey, Upton County, TX	8,315.75
				3,248,160.79

Exhibit C – page 7

EXHIBIT D

EXCLUDED PROPERTIES

County	Lessor	Lessee	Inst #	Sec	Blk	Twshp	Type	Lease Date	Term
Howard	Millennium Resources	DSD Energy, et al	2016-7667	6	33	T1S	WI	3/15/2015	4 years	*Term Assn
Howard	DSD Energy	Aetos Energy	2016-6816	39	32	T1N	Lease	7/12/2016	3 Years
Reagan	DSD Royalty	DSD Energy	2017-125210	13	H		Lease	4/1/2017	3 Years